                                                                      Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months and six months ended June 30, 1996 and 1995.




Average Shares Used in Income per Share Calculation:

                                                  Three Months Ended       Six Months Ended
                                                       June 30,                June 30,
                                                 ---------------------    -------------------
                                                  1996          1995       1996        1995
                                                 -------       -------    -------     -------
 Weighted average
  shares outstanding
  during the period........................      116,040       114,427    115,927     114,157
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable..................        3,843         5,676      3,915       5,594
  Assumed purchase of
    treasury shares........................       (1,390)       (2,018)    (1,400)     (1,821)
                                                 -------       -------    -------     -------
 Weighted average shares
  used in calculation......................      118,493       118,085    118,442     117,930
                                                 =======       =======    =======     =======



Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months and six months ended June 30, 1996 and 1995.